Tel: (604) 688-5421 Fax: (604) 688-5132 www.bdo.ca	BDO Canada LLP 1100 Royal Centre 1055 West Georgia Street, P.O. Box 11101 Vancouver, British Columbia V6E 3P3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 (the "F-10") of our report dated June 3, 2024, relating to the consolidated financial statements of BTQ Technologies Corp. (the Company) as at December 31, 2023 and for the year then ended, and the related notes to the consolidated financial statements. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to reference to us under the heading "Expert" in the F-10.

/s/ BDO Canada LLP

Chartered Professional Accountants

Vancouver, Canada

September 25, 2025